CONTACT:


ISRAEL FRIEDER
Chairman of the Board
Israel Technology Acquisition Corp.
972-3-6247396

FOR IMMEDIATE RELEASE
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                       ISRAEL TECHNOLOGY ACQUISITION CORP.
                    ANNOUNCES OVER-ALLOTMENT OPTION EXERCISE
                    ----------------------------------------

         TEL AVIV, ISRAEL, August 8, 2005 - Israel Technology Acquisition Corp. (OTC Bulletin Board: ILSTU) announced today that the over-allotment option for its initial public offering was exercised to the extent of 300,000 units and that such units were purchased on August 5, 2005. Each unit sold by the Company consisted of one share of common stock and two warrants. The 6,300,000 units sold in the offering, including the 300,000 units subject to the over-allotment option, were sold at an offering price of $6.00 per unit, generating total gross proceeds of $37,800,000 to the Company. Of this amount, $32,856,000 (or approximately $5.22 per share) was placed in trust. EarlyBirdCapital, Inc. acted as representative of the underwriters for the initial public offering. A copy of the prospectus may be obtained from EarlyBirdCapital, Inc., 275 Madison Avenue, Suite 1203, New York, New York 10016.




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